UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2006

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1110 Spring Street
Silver Spring, MD		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into material definitive agreement.

On April 30, 2006, the Compensation Committee of the Board of Directors of United Therapeutics (the “Compensation Committee”) adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan (the “SERP”) for selected executive employees of United Therapeutics and its affiliates who are in the active employ of United Therapeutics or a participating affiliate on or after July 1, 2006. The SERP is administered by the Compensation Committee and was adopted to enhance the long-term retention of key executives who have been and will continue to be vital to our success. If a participant terminates employment with us for any reason prior to age 60, no benefit will be earned.

Only a member of a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2) may be eligible to participate in the SERP. The Company’s Chief Executive Officer and three other executive officers (the “Named Executive Officers”), as well as two other officers, have been designated to participate in the SERP, effective as of July 1, 2006. The names, ages and titles of the Named Executive Officers are set forth below:

Name	Age	Title
Martine Rothblatt, Ph.D.	51	Chairman and Chief Executive Officer
Roger Jeffs, Ph.D.	44	President and Chief Operating Officer
Fred Hadeed	41	Executive Vice President, Business Development and Chief Financial Officer
Paul Mahon	42	Executive Vice President, Strategic Planning and General Counsel

Each participant is eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the “Final Average Compensation”), reduced by the participant’s Social Security benefit (determined as provided under the SERP), for the remainder of the participant’s life (the aggregate amount of such payments, the “Normal Retirement Benefit”), commencing on the first day of the sixth month after retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP (the aggregate amount of such payments referred to as the “Disability Retirement Benefit”), commencing on the first day of the sixth month after termination of employment.

Future participants will be recommended for participation in the SERP by the Chief Executive Officer and will become participants on the first day of the month coinciding with or next following the date of designation by the Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit, made in monthly payments equal to (1) the participant’s Final Average Compensation, reduced by the participant’s Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, for the remainder of the participant’s life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a Disability Retirement Benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment. The Compensation Committee expects the number of participants to remain small during the life of this program.

In the event of a transfer of control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Internal Revenue Code section 409A(a)(2)(A)(v) (a “Change in Control”), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant’s Final Average Compensation, reduced by the participant’s estimated future Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control (without regard to whether the participant otherwise is in pay status at the time of the Change in Control).

The preceding description is qualified by reference to the terms of the SERP, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01. Exhibits

(d)  Exhibits

Exhibit No.	Description of Exhibit

10.1	United Therapeutics Corporation Supplemental Executive Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: May 4, 2006	By:	/s/ Paul A. Mahon
		Name:	Paul A. Mahon
		Title:	General Counsel